SCHEDULE 13G

Exhibit 99.2

Pursuant to Rule 13d-1(k)(1) each of the persons named below agrees to this joint filing of Schedule 13G and submits this exhibit as proof of its agreement among the persons named below:

                    Aon Alexander & Alexander U.K. Pension Scheme

                    Aon Bain Hogg Pension Scheme

                    Aon Minet Pension Scheme

                    Aon U.K. Pension Scheme

                    Jenner Fenton Slade 1980 Scheme